Exhibit 99.3
P.F. Chang’s Announces International Expansion in Middle East
Signs Agreement With Alshaya to Develop P.F. Chang’s Restaurants Throughout Middle East
SCOTTSDALE, Ariz.—(BUSINESS WIRE)—April 21, 2009—P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced a development and license agreement with M.H. Alshaya, the Middle East’s leading retailer, to develop 34 restaurants throughout the Middle East over the next 10 years.
“We looked at a number of potential development partners in the Middle East and Alshaya is the best,” said Rick Federico, co-CEO and Chairman of the Board, P.F.Chang’s China Bistro, Inc. “We are excited to be working with them to extend our wonderful dining experience to numerous Middle Eastern markets.”
The first location is scheduled to open in Kuwait City by the end of 2009. The second location will open in Dubai during the first quarter of 2010. Future locations are also planned for the Kingdom of Saudi Arabia, the United Arab Emirates, the Kingdom of Bahrain, Qatar, Lebanon, Jordan and Oman.
Alshaya develops and operates retail outlets for many of the world’s leading retailers and restaurants, including Starbucks, H&M, Foot Locker and Dean & Deluca.
“We are delighted to partner with P.F. Chang’s China Bistro to develop their restaurants throughout the Middle East,” said Mohammed Alshaya, Executive Chairman of M.H. Alshaya Co. “P.F. Chang’s offers delicious Asian-inspired cuisine in an energetic, up-tempo atmosphere and we believe we can use our expertise and local market knowledge to capitalize on their tremendous potential throughout the Middle East.”
About M.H. Alshaya
M.H. Alshaya Co. is a leading international franchise operator for over 50 of the world’s most recognized retail brands. The company operates over 1,700 stores across six divisions with stores in 16 markets across the Middle East and North Africa, Turkey, Cyprus, Russia and Poland. M.H. Alshaya Co. is the retail business of the Alshaya Group, which was founded in Kuwait in 1890.
About P.F. Chang’s China Bistro, Inc.
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.
SOURCE: P.F. Chang’s China Bistro, Inc.
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